Beckstead and Watts, LLP

Certified Public Accountants

3340 Wynn Road, Suite B

Las Vegas, NV 89102

702.257.1984

702.362.0540 (fax)

August 5, 2003

Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

Our firm was previously principal accountant for Hesperia Holding, Inc. (the "Company") and reported on the financial statements of the Company for the year ended December 31, 2002.  Effective August 5, 2003, our appointment as principal accountant was terminated.  We have read the Company's statements included under Item 4 of its Form 8-K dated July 17, 2003, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the change was approved by the Board of Directors or that Russell Bedford Stefanou Mirchandani, LLP, was not engaged regarding any matter requiring disclosure under Regulation S-B, Item 304(a).

Sincerely,

  /s/Beckstead and Watts, LLP

Beckstead and Watts, LLP